  Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet
September 30, 2008

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET OF
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

TABLE OF CONTENTS

i

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

September 30,
2008
ASSETS
Current assets:
Cash and cash equivalents	$64
Accounts receivable, trade (net of allowance for doubtful accounts of $1,525)	1,715,504
Accounts receivable, related parties	6,410
Inventories	170,290
Other	78,541
Total current assets	1,970,809
Property, plant and equipment, at cost (net of accumulated depreciation of $651,936)	2,372,694
Equity investments	1,191,377
Intangible assets	214,370
Goodwill	106,404
Other assets	129,980
Total assets	$5,985,634
LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,809,746
Accounts payable, related parties	38,940
Accrued interest	49,327
Other accrued taxes	29,970
Other	50,608
Total current liabilities	1,978,591
Long-term debt:
Senior notes	1,714,463
Junior subordinated notes	299,565
Other long-term debt	324,717
Total long-term debt	2,338,745
Other liabilities and deferred credits	30,138
Commitments and contingencies
Minority interest	1,789,205
Member’s equity (deficit):
Member’s equity (deficit)	(100,700)
Accumulated other comprehensive loss	(50,345)
Total member’s equity (deficit)	(151,045)
Total liabilities and member’s equity (deficit)	$5,985,634

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands.

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Organization

Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company  that owns a 2% general partner interest in TEPPCO Partners, L.P. (“TEPPCO”) and acts as the managing general partner of TEPPCO.  We have no independent operations and no material assets outside those of TEPPCO.  TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its limited partner units (“Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.”  TEPPCO operates through TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P. (“TCTM”), TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”) and TEPPCO Marine Services, LLC (“TEPPCO Marine Services”).

Our membership interests are owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership controlled by Dan L. Duncan.  Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately held company also controlled by Dan L. Duncan.  Through May 6, 2007, our membership interests were owned by DFI GP Holdings L.P. (“DFIGP”), an affiliate of EPCO which initially acquired such interests in February 2005.  On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO’s Units and the incentive distribution rights associated with our general partner interest in TEPPCO, were sold by DFIGP to Enterprise GP Holdings for partnership interests in Enterprise GP Holdings.  Mr. Duncan and certain of his affiliates, including DFIGP, Enterprise GP Holdings and Dan Duncan LLC, a privately held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise Products Partners”) and its affiliates, including Duncan Energy Partners L.P. (“Duncan Energy Partners”).  EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates.  We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,950,130 of TEPPCO’s Units.  Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO also are employees of EPCO.  Under an amended and restated administrative services agreement (“ASA”), EPCO performs management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations.  References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with EPCO, Enterprise GP Holdings or TEPPCO and its subsidiaries.

Basis of Presentation

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business.  We have no independent operations and no material assets outside those of TEPPCO.  The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few.  The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 12 for additional information regarding minority interest ownership in our consolidated subsidiaries).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The accompanying unaudited condensed consolidated balance sheet reflects all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of September 30, 2008.  Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”).   Our unaudited September 30, 2008 balance sheet should be read in conjunction with our audited December 31, 2007 balance sheet filed on TEPPCO’s Current Report on Form 8-K on February 28, 2008 and TEPPCO’s annual report on Form 10-K for the year ended December 31, 2007.  In addition, this financial information should be read in conjunction with TEPPCO’s Form 10-Q for the period ended September 30, 2008.  The Commission file number for TEPPCO’s public filings is 1-10403.

NOTE 2.  GENERAL ACCOUNTING POLICIES AND RELATED MATTERS

Business Segments

We operate and report in four business segments:

▪	pipeline transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”);
▪	gathering, pipeline transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”);
▪	gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and pipeline transportation of NGLs (“Midstream Segment”); and
▪	marine transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges (“Marine Services Segment”).

Our reportable segments offer different products and services and are managed separately because each requires different business strategies (see Note 14).

Our interstate pipeline transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”).  We refer to refined products, LPGs, petrochemicals, crude oil, lubrication oils and specialty chemicals, NGLs, natural gas, asphalt, heavy fuel oil and other heated oil products in this Report, collectively, as “petroleum products” or “products.”

Consolidation Policy

Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of all intercompany accounts and transactions.  We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

such amounts are material and remain on our balance sheet (or those of our equity method investments) in inventory or similar accounts.  Our investments in Seaway Crude Pipeline Company (“Seaway”) and Centennial Pipeline LLC (“Centennial”) are accounted for under the equity method of accounting, as we own 50% ownership interests in these entities and have 50% equal management with the other joint venture participants.  Our investment in Texas Offshore Port System is accounted for under the equity method of accounting, as we own a 33% ownership interest in this entity and have equal voting rights with the other joint venture participants.  Our investment in Jonah Gas Gathering Company (“Jonah”) is accounted for under the equity method of accounting, as we have 50% equal management with the other participant, even though we own an approximate 80% economic interest in the partnership.

If our ownership interest in an entity does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Environmental Expenditures

We accrue for environmental costs that relate to existing conditions caused by past operations, including conditions with assets we have acquired.  Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as damages and other costs, when estimable.  We monitor the balance of accrued undiscounted environmental liabilities on a regular basis.  We record liabilities for environmental costs at a specific site when our liability for such costs is probable and a reasonable estimate of the associated costs can be made.  Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.  Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation alternatives available and the evolving nature of environmental laws and regulations.  None of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At September 30, 2008, our accrued liabilities for environmental remediation projects totaled $7.1 million.  These amounts were derived from a range of reasonable estimates based upon studies and site surveys.  Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Although we believe these estimates are reasonable, actual results could differ from those estimates.

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our audited December 31, 2007 balance sheet filed on TEPPCO’s Current Report on Form 8-K on February 28, 2008 that will or may affect our future balance sheet.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities an – amendment of FASB Statement No. 133.  SFAS 161 changes the disclosure requirements for financial instruments

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

and hedging activities with the intent to provide users of financial statements with an enhanced understanding of (i) how and why an entity uses financial instruments, (ii) how financial instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations and (iii) how financial instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 requires qualitative disclosures about objectives and strategies for using financial instruments, quantitative disclosures about fair value amounts of and gains and losses on financial instruments and disclosures about credit risk-related contingent features in financial instrument agreements.  This statement has the same scope as SFAS 133, and accordingly applies to all entities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  SFAS 161 only affects disclosure requirements; therefore, our adoption of this statement effective January 1, 2009 will not impact our financial position.

In February 2008, FSP SFAS No, 157-2, Effective Date of FASB Statement No. 157, was issued.  FSP 157-2 defers the effective date of SFAS 157, Fair Value Measurements, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  As allowed under FSP 157-2, we have not applied the provisions of SFAS 157 to our nonfinancial assets and liabilities measured at fair value, which include certain assets and liabilities acquired in business combinations.  On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities.  See Note 5 for these fair value disclosures.  We do not expect any immediate impact from adoption of the remaining portions of SFAS 157 on January 1, 2009.

In light of current market conditions, the FASB has issued additional clarifying guidance regarding the implementation of SFAS 157, particularly with respect to financial assets that do not trade in active markets such as investments in joint ventures.   This clarifying guidance did not result in a change in our accounting, reporting or impairment testing for such investments. We continue to monitor developments at the FASB and SEC for new matters and guidance that may affect our valuation processes.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful lives of recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  This change is intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance.  The requirement for determining useful lives must be applied prospectively to intangible assets acquired after January 1, 2009 and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, January 1, 2009.  We will adopt the provisions of FSP 142-3 on January 1, 2009.

NOTE 3.  ACCOUNTING FOR UNIT-BASED AWARDS

1999 Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees.  In April 2008, 13,000 phantom units vested resulting in a cash payment of $0.4 million.  A total of 18,600 phantom units were outstanding under the 1999 Plan at September 30, 2008.  These awards cliff vest as follows: 13,000 in April 2009 and 5,600 in January 2010.  At September 30, 2008, we had an accrued liability balance of $0.5 million for compensation related to the 1999 Plan.

2000 LTIP

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in our financial performance.  On December 31, 2007, 8,400 phantom units vested and $0.5 million was paid out to participants in the first quarter of 2008.  At September 30, 2008, a total of 11,300 phantom units were outstanding under the 2000 LTIP that cliff vest on December 31,

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

2008 and will be paid out to participants in 2009.  At September 30, 2008, we had an accrued liability balance of $0.3 million related to the 2000 LTIP.

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in our financial performance.  On December 31, 2007, 36,200 phantom units vested and $1.6 million was paid out to participants in the first quarter of 2008.  At September 30, 2008, a total of 36,600 phantom units were outstanding under the 2005 Phantom Unit Plan that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At September 30, 2008, we had an accrued liability balance of $0.8 million for compensation related to the 2005 Phantom Unit Plan.

2006 LTIP

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) provides for awards of TEPPCO Units and other rights to our non-employee directors and to certain employees of EPCO and its affiliates providing services to us.  Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights.  The term “restricted unit” represents a time-vested unit under SFAS No. 123(R), Share-Based Payment.  Such awards are non-vested until the required service period expires.  Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP.  We reimburse EPCO for the costs allocable to 2006 LTIP awards made to employees who work in our business.   The 2006 LTIP is effective until December 8, 2016 or, if earlier, the time which all available TEPPCO Units under the 2006 LTIP have been delivered to participants or the time of termination of the 2006 LTIP by EPCO or the Audit, Conflicts and Governance Committee of our Board of Directors (“ACG Committee”).  In May 2008, we granted 200,000 unit options and 95,900 restricted units to certain employees providing services directly to us and 29,429 UARs to a non-executive member of our board of directors in connection with his election to the board.  After giving effect to outstanding unit options and restricted units at September 30, 2008, and the forfeiture of restricted units through September 30, 2008, a total of 4,487,700 additional TEPPCO Units could be issued under the 2006 LTIP in the future.

Unit Options

The information in the following table presents unit option activity under the 2006 LTIP for the periods indicated:
			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)
Unit Options:
Outstanding at December 31, 2007 (1)	155,000	$45.35	--
Granted during 2008 (2)	200,000	35.86	--
Outstanding at September 30, 2008	355,000	$40.00	4.82
Options exercisable at:
September 30, 2008	--	$--	--
___________________________________

(1)	During 2008, previous unit option grants were amended. The expiration dates of the 2007 awards were modified from May 22, 2017 to December 31, 2012.
(2)
The total grant date fair value of these awards was $0.3 million based on the following assumptions:  (i) expected life of the option of 4.7 years; (ii) risk-free interest rate of 3.3%; (iii) expected distribution yield on TEPPCO’s Units of 7.9%; (iv) estimated forfeiture rate of 17%; and (v) expected Unit price volatility on TEPPCO’s Units of 18.7%.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

At September 30, 2008, total unrecognized compensation cost related to nonvested unit options granted under the 2006 LTIP was an estimated $0.6 million.  We expect to recognize this cost over a weighted-average period of 3.2 years.

Restricted Units

The following table summarizes information regarding restricted units for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit (1)
Restricted Units at December 31, 2007	62,400
Granted during 2008 (2)	95,900	$32.97
Forfeited during 2008	(1,000)	35.86
Restricted Units at September 30, 2008	157,300
____________________________

(1)	Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.
(2)
Aggregate grant date fair value of restricted unit awards issued during the nine months ended September 30, 2008 was $2.8 million based on grant date market prices of TEPPCO’s Units ranging from $34.63 to $35.86 per TEPPCO Unit and an estimated forfeiture rate of 17%.

None of the restricted units vested during the nine months ended September 30, 2008.  At September 30, 2008, total unrecognized compensation cost related to restricted units was $4.1 million, and these costs are expected to be recognized over a weighted-average period of 3.05 years.

Phantom Units

At September 30, 2008, a total of 1,647 phantom units were outstanding, which have been awarded under the 2006 LTIP to non-executive members of our board of directors.  Each phantom unit will pay out in cash on April 30, 2011 or, if earlier, the date the director is no longer serving on the board of directors, whether by voluntarily resignation or otherwise.  Each participant is also entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per TEPPCO Unit cash distribution that TEPPCO paid to its unitholders.  Phantom unit awards to non-executive directors are accounted for similar to SFAS 123(R) liability awards.

UARs

At September 30, 2008, a total of 431,377 UARs were outstanding, which have been awarded under the 2006 LTIP to non-executive members of our board of directors and to certain employees providing services directly to us.

Non-Executive Members of our Board of Directors.  On June 20, 2008, 29,429 UARs were awarded under the 2006 LTIP at an exercise price of $33.98 per TEPPCO Unit to a non-executive member of our board of directors in connection with his election to the board.  At September 30, 2008, a total of 95,654 UARs, awarded to non-executive members of our board of directors under the 2006 LTIP, were outstanding at a weighted average exercise price of $41.82 per TEPPCO Unit.  The UARs will be subject to five year cliff vesting and will vest earlier if the director dies or is removed from, or not re-elected or appointed to, the board of directors for reasons other than his voluntary resignation or unwillingness to serve.  When the UARs become payable, the director will receive a payment in cash equal to the fair market value of the TEPPCO Units subject to the UARs on the payment date over

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

the fair market value of the TEPPCO Units subject to the UARs on the date of grant.  UARs awarded to non-executive directors are accounted for similar to SFAS 123(R) liability awards.

Employees.  At September 30, 2008, a total of 335,723 UARs, awarded under the 2006 LTIP to certain employees providing services directly to us, were outstanding at an exercise price of $45.35 per TEPPCO Unit.  The UARs are subject to five year cliff vesting and are subject to forfeiture.  When the UARs become payable, the awards will be redeemed in cash (or, in the sole discretion of the ACG Committee, TEPPCO Units or a combination of cash and TEPPCO Units) equal to the fair market value of the TEPPCO Units subject to the UARs on the payment date over the fair market value of the TEPPCO Units subject to the UARs on the date of grant.  In addition, for each calendar quarter from the grant date until the UARs become payable, each holder will receive a cash payment equal to the product of (i) the per TEPPCO Unit cash distribution paid to its unitholders during such calendar quarter less the quarterly distribution amount in effect at the time of grant multiplied by (ii) the number of TEPPCO Units subject to the UAR.  UARs awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to settle the awards in cash.

Employee Partnership

On September 4, 2008, EPCO formed a Delaware limited partnership, TEPPCO Unit L.P. (the “Employee Partnership”), for which it serves as the general partner, to serve as an incentive arrangement for certain employees of EPCO providing services to us.  EPCO Holdings, Inc. (“EPCO Holdings”), an affiliate of EPCO, contributed approximately $7.0 million to the Employee Partnership as a capital contribution with respect to its interest and was admitted as the Class A limited partner of the Employee Partnership.  The Employee Partnership purchased 241,380 Units directly from TEPPCO in an unregistered transaction at the public offering price concurrently with the closing of TEPPCO’s September 2008 equity offering (see Note 12).  Certain EPCO employees who perform services for us, including the executive officers named in the Executive Compensation section of TEPPCO’s most recent Annual Report on Form 10-K, were issued Class B limited partner interests and admitted as Class B limited partners of the Employee Partnership without any capital contribution.  The Class B limited partner interests, which entitle the holder to participate in the appreciation in value of TEPPCO’s Units, are equity-based compensatory awards designed to incentivize officers and employees of EPCO who perform services for us to enhance the long-term value of TEPPCO’s Units.

The Class B limited partner interests in the Employee Partnership that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to September 4, 2013, with the customary exceptions for death, disability or certain retirements.  The risk of forfeiture associated with the Class B limited partner interests in the Employee Partnership will also lapse upon certain change of control events.

Unless otherwise agreed to by EPCO, and a majority in interest of the Class B limited partners of the Employee Partnership , the Employee Partnership will terminate at the earlier of September 4, 2013 (five years from the date of TEPPCO Unit L.P.’s agreement of limited partnership) or a change in control of us, TEPPCO or EPCO.  Summarized below are certain material terms regarding quarterly cash distributions by the Employee Partnership to its partners:

▪
Distributions of cash flow – Each quarter, 100% of the cash distributions received by the Employee Partnership from TEPPCO in that quarter will be distributed to the Class A limited partner until the Class A limited partner has received an amount equal to the Class A preferred return (as defined below), and any excess distributions received by the Employee Partnership distributed to the Class B limited partners.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by a floating rate determined by EPCO, in its sole discretion, that will be no less than 4.5% and no greater than 5.725% per annum.  The Class A limited partner’s capital base equals the amount of any other contributions of cash or cash equivalents made by the Class A limited partner to the

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Employee Partnership, plus any unpaid Class A preferred return from prior periods, less any distributions made by the Employee Partnership of proceeds from the sale of Units owned by the Employee Partnership (as described below).

▪
Liquidating Distributions – Upon liquidation of the Employee Partnership, Units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued Class A preferred return for the quarter in which liquidation occurs.  Any remaining Units will be distributed to the Class B limited partners.

▪
Sale Proceeds – If the Employee Partnership sells any Units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

Compensation expense attributable to these awards was based on the estimated grant date fair value of each award.  A portion of the fair value of these equity awards are allocated to us under the ASA as a non-cash expense. We will not reimburse EPCO, the Employee Partnership or any of their affiliates or partners, through the ASA or otherwise, for any expenses related to the Employee Partnership, including the $7.0 million contribution to the Employee Partnership or the purchase of the unregistered Units by the Employee Partnership.  The grant date fair value of the Class B limited partnership interests in the Employee Partnership was $2.1 million.  This fair value was estimated using the Black-Scholes option pricing model, which incorporates various assumptions including (i) an expected life of the awards of five years, (ii) risk-free interest rate of 2.87%, (iii) an expected distribution yield on TEPPCO’s Units of 7.28%, and (iv) an expected Unit price volatility for TEPPCO’s Units of 16.42%.  At September 30, 2008, there was an estimated $1.7 million of unrecognized compensation cost related to the Employee Partnership.  We will recognize our share of these costs in accordance with the ASA over a weighted average period of 4.93 years.

NOTE 4.  EMPLOYEE BENEFIT PLANS

Retirement Plan

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan.  The benefit formula for all eligible employees was a cash balance formula.  Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits.  The pay credits were based on a participant’s salary, age and service.  We used a December 31 measurement date for this plan.

Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date.  Effective June 1, 2005, EPCO adopted the TEPPCO RCBP for the benefit of its employees providing services to us.  Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service.  The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity.  In April 2006, we received a determination letter from the Internal Revenue Service (“IRS”) providing IRS approval of the plan termination.  For those plan participants who elected to receive an annuity, we purchased an annuity contract from an insurance company in which the plan participants own the annuity, absolving us of any future obligation to the participants.

As of December 31, 2007, all benefit obligations to plan participants have been settled.  During the first quarter of 2008, the remaining balance of the TEPPCO RCBP was transferred to an EPCO benefit plan.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

EPCO maintains defined contribution plans for the benefit of employees providing services to us, and we reimburse EPCO for the cost of maintaining these plans in accordance with the ASA (see Note 15 for additional information related to the costs and expenses allocated to us for employee benefits).

NOTE 5.  FINANCIAL INSTRUMENTS

We are exposed to financial market risks, including changes in commodity prices and interest rates.  We do not have foreign exchange risks.  We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the type of risks we attempt to hedge are those related to fair values of certain debt instruments and cash flows resulting from changes in applicable interest rates or commodity prices.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements.  From time to time we utilize interest rate swaps and similar arrangements to manage a portion of our interest rate exposure which allows us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

  Fair Value Hedges – Interest Rate Swaps

In January 2006, TEPPCO entered into interest rate swap agreements with a total notional value of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility.  Under the swap agreements, TEPPCO paid a fixed rate of interest ranging from 4.67% to 4.695% and received a floating rate based on the three-month U.S. Dollar LIBOR rate.  At December 31, 2007, the fair value of these interest rate swaps was an asset of $0.3 million.  These interest rate swaps expired in January 2008.

In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. This swap agreement, designated as a fair value hedge, had a notional value of $210.0 million and was set to mature in January 2028 to match the principal and maturity of the TE Products Senior Notes.  In September 2007, TEPPCO terminated this swap agreement, resulting in a loss of $1.2 million.  This loss was deferred as an adjustment to the carrying value of the 7.51% Senior Notes, and approximately $0.2 million of the loss was amortized to interest expense in 2007, with the remaining $1.0 million recognized in interest expense in January 2008 at the time the 7.51% Senior Notes were redeemed (see Note 11).

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012.  The swap agreements had a combined notional value of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt.  These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the 7.625% Senior Notes.  At September 30, 2008, the unamortized balance of the deferred gains was $19.4 million.  In the event of early extinguishment of the 7.625% Senior Notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

Cash Flow Hedges – Treasury Locks

At times, we may use treasury lock financial instruments to hedge the underlying U.S. treasury rates related to anticipated debt incurrence.  Gains or losses on the termination of such instruments are amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt.  Each of TEPPCO’s

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

treasury lock transactions was designated as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.

   In October 2006 and February 2007, TEPPCO entered into treasury lock agreements, accounted for as cash flow hedges, which extended through June 2007 for a notional value totaling $300.0 million.  In May 2007, these treasury locks were terminated concurrent with the issuance of junior subordinated notes (see Note 11). The termination of the treasury locks resulted in gains of $1.4 million, and these gains were recorded in accumulated other comprehensive income.  These gains are being amortized using the effective interest method as reductions to future interest expense over the term of the forecasted fixed rate interest payments, which is ten years.  Over the next twelve months, TEPPCO expects to reclassify $0.1 million of accumulated other comprehensive income that was generated by these treasury locks as a reduction to interest expense.  In the event of early extinguishment of the junior subordinated notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

           In 2007, TEPPCO entered into treasury locks, accounted for as cash flow hedges, which extended through January 31, 2008 for a notional value totaling $600.0 million.  At December 31, 2007, the fair value of the treasury locks was a liability of $25.3 million.  In January 2008, these treasury locks were extended through April 30, 2008.  In March 2008, these treasury locks were settled concurrently with the issuance of senior notes (see Note 11).  The settlement of the treasury locks resulted in losses of $52.1 million, and these losses were recorded in accumulated other comprehensive income.  TEPPCO recognized approximately $3.6 million of this loss in interest expense as a result of interest payments hedged under the treasury locks not occurring as forecasted.  The remaining losses are being amortized using the effective interest method as increases to future interest expense over the terms of the forecasted interest payments, which range from five to ten years.  Over the next twelve months, TEPPCO expects to reclassify $5.7 million of accumulated other comprehensive loss that was generated by these treasury locks as an increase to interest expense.  In the event of early extinguishment of these senior notes, any remaining unamortized losses would be recognized in the statement of consolidated income at the time of extinguishment.

Commodity Risk Hedging Program

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  As part of our crude oil marketing business, we enter into financial instruments such as swaps and other hedging instruments.  The purpose of such hedging activity is to either balance our inventory position or to lock in a profit margin.

At September 30, 2008, TEPPCO had a limited number of commodity financial instruments that were accounted for as cash flow hedges.  The majority of these contracts will expire during 2008, with the remainder expiring during 2009, and any amounts remaining in accumulated other comprehensive income will be recorded in net income upon the contract expiration.  Gains and losses on these financial instruments are offset against corresponding gains or losses of the hedged item and are deferred through other comprehensive income, thus minimizing exposure to cash flow risk.  No ineffectiveness was recognized as of September 30, 2008.  In addition, TEPPCO had some commodity financial instruments that did not qualify for hedge accounting.  These financial instruments had a minimal impact on our earnings.  The fair value of the open positions at September 30, 2008 was a liability of $2.8 million.

Adoption of SFAS 157 – Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements, that apply to financial assets and liabilities.  We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.  These assumptions include estimates of risk.  Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data, or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options, and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities measured on a recurring basis at September 30, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.  At September 30, 2008, we had no Level 1 financial assets and liabilities.

	Level 2	Level 3	Total

Financial assets:
Commodity financial instruments	$24,339	$1,597	$25,936
Total	$24,339	$1,597	$25,936

Financial liabilities:
Commodity financial instruments	$28,694	$58	$28,752
Total	$28,694	$58	$28,752

Net financial assets, Level 3		$1,539

The determination of fair values above associated with our commodity financial instrument portfolios are developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our net financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Net
Commodity
Financial
Instruments

Balance, January 1, 2008	$(394)
Total gains included in net income	418

Balance, March 31, 2008	$24
Total losses included in net income	(66)

Balance, June 30, 2008	$(42)
Total gains included in net income	1,581

Ending balance, September 30, 2008	$1,539

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 6.  INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market.  The major components of inventories were as follows:
September 30,
2008
Crude oil (1)	$135,684
Refined products and LPGs (2)	13,209
Lubrication oils and specialty chemicals	11,631
Materials and supplies	8,104
NGLs	1,662
Total	$170,290
_________________________________

(1)	$117.7 million of our crude oil inventory was subject to forward sales contracts.
(2)	Refined products and LPGs inventory is managed on a combined basis.

NOTE 7.    PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment at September 30, 2008 were as follows:

	Estimated
	Useful Life	September 30,
	In Years	2008
Plants and pipelines (1)	5-40(4)	$1,872,107
Underground and other storage facilities (2)	5-40(5)	286,212
Transportation equipment (3)	5-10	10,245
Marine vessels	20-30	445,341
Land and right of way		141,547
Construction work in progress		269,178
Total property, plant and equipment		$3,024,630
Less accumulated depreciation		651,936
Property, plant and equipment, net		$2,372,694
______________________________________________

(1)
Plants and pipelines include refined products, LPGs, NGL, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.

(2)	Underground and other storage facilities include underground product storage caverns; storage tanks; and other related assets.
(3)	Transportation equipment includes vehicles and similar assets used in our operations.
(4)
The estimated useful lives of major components of this category are as follows:  pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings 20-40 years; and laboratory and shop equipment, 5-40 years.

(5)	The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years) and storage tanks, 20-30 years.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation or a combination of these factors.  We have conditional AROs related to the retirement of the Val Verde Gas Gathering Company, L.P. (“Val Verde”) natural gas gathering system and to structural restoration work to be completed on leased office space

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

that is required upon our anticipated office lease termination.  At September 30, 2008, we have a $1.4 million liability, which represents the fair values of these conditional AROs.  We assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

The following table presents information regarding our AROs:

ARO liability balance, December 31, 2007	$1,346
Liabilities incurred	--
Liabilities settled	--
Accretion expense	95
ARO liability balance, September 30, 2008	$1,441

Property, plant and equipment at September 30, 2008, includes $0.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

NOTE 8.  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

We own interests in related businesses that are accounted for using the equity method of accounting.  These investments are identified below by reporting business segment (see Note 14 for a general discussion of our business segments).  The following table presents our investments in unconsolidated affiliates as of September 30, 2008:

	Ownership Percentage	Investments in unconsolidated affiliates

Downstream Segment:
Centennial	50.0%	$73,616
Other	25.0%	369
Upstream Segment:
Seaway	50.0%	193,819
Texas Offshore Port System	33.3%	2,354
Midstream Segment:
Jonah	80.64%	921,219
Total		$1,191,377

On a quarterly basis, we monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  As a result of our reviews for the third quarter 2008, no impairment charges were required.  We have the intent and ability to hold these investments, which are integral to our operations.

Seaway

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway.  The remaining 50% interest is owned by ConocoPhillips.  We operate and commercially manage the Seaway assets.  Seaway owns pipelines and terminals that carry imported, offshore and domestic onshore crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas.  Seaway also has a connection to our South Texas system that allows it to receive both onshore and offshore domestic crude oil in the Texas Gulf Coast area for delivery to Cushing.  The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

of Seaway.  Our sharing ratio (including the amount of distributions we receive) of Seaway for the nine months ended September 30, 2008 was 40% of revenue and expense (and distributions) and will remain at that level in the future.  During the nine months ended September 30, 2008, we received distributions from Seaway of $7.4 million.  During the nine months ended September 30, 2008, we did not invest any funds in Seaway.

Texas Offshore Port System

In August 2008, we, together with Enterprise Products Partners and Oiltanking Holding Americas, Inc. (“Oiltanking”) announced the formation of a joint venture to design, construct, operate and own a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.  The joint venture’s primary project, referred to as “TOPS”, includes (i) an offshore port (which will be located approximately 36 miles from Freeport, Texas), (ii) an onshore storage facility with approximately 3.9 million barrels of total crude oil storage capacity, and (iii) an 85-mile pipeline system that will have the capacity to deliver up to 1.8 million barrels per day of crude oil, that will extend from the offshore port to a Texas City, Texas storage facility.  TOPS is expected to begin service as early as the fourth quarter of 2010.  The joint venture’s second and complementary project, referred to as the Port Arthur Crude Oil Express (“PACE”) will transport crude oil from Texas City, including crude oil from TOPS, and will consist of a 75-mile pipeline and 1.2 million barrels of crude oil storage capacity in the Port Arthur, Texas area.  PACE is expected to begin service as early as the third quarter of 2010.  Development of the TOPS and PACE projects is supported by long-term contracts with affiliates of Motiva Enterprises, LLC and Exxon Mobil Corporation, which have committed a combined 725,000 barrels per day of crude oil to the projects.

We, Enterprise Products Partners and Oiltanking each own, through our respective subsidiaries, a one-third interest in the joint venture.  A subsidiary of Enterprise Products Partners acts as operator and construction manager and will act as operator. The aggregate cost of the TOPS and PACE projects is expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such capital expenditures occurring in 2009 and 2010.  TEPPCO and an affiliate of Enterprise Products Partners have each guaranteed up to approximately $700.0 million of the capital contribution obligations of their respective subsidiary partners in the joint venture.  At September 30, 2008, we have a payable of $2.3 million for our investment in the joint venture, which will be paid during the fourth quarter of 2008.

Centennial

TE Products owns a 50% ownership interest in Centennial, and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois.  Marathon operates the mainline Centennial pipeline, and TE Products operates the Beaumont origination point and the Creal Springs terminal.  During the nine months ended September 30, 2008, we did not invest any funds in Centennial. TE Products has received no cash distributions from Centennial since its formation.

Jonah

Enterprise Products Partners, through its affiliate, Enterprise Gas Processing, LLC, is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields in the greater Green River Basin in southwestern Wyoming.  The joint venture is governed by a management committee comprised of two representatives approved by Enterprise Products Partners and two representatives approved by us, each with equal voting power.  Enterprise Products Partners serves as operator.  In June 2008, Jonah completed the Phase V expansion, which increased the combined system capacity of the Jonah and Pinedale fields from 1.5 billion cubic feet (“Bcf”) per day to 2.35 Bcf per day.  The expansion is expected to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries.  Enterprise Products Partners managed the Phase V construction project.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

        From August 1, 2006 through July 2007, we and Enterprise Products Partners equally shared the costs of the Phase V expansion, and Enterprise Products Partners shared in the incremental cash flow resulting from the operation of those new facilities.  During August 2007, with the completion of the first portion of the expansion, we and Enterprise Products Partners began sharing joint venture cash distributions and earnings based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion.  Based on this formula in the partnership agreement, beginning in August 2007, our ownership interest in Jonah was approximately 80.64%, and Enterprise Products Partners’ ownership interest in Jonah was approximately 19.36%.  Amounts exceeding an agreed upon base cost estimate of $415.2 million were shared 19.36% by Enterprise Products Partners and 80.64% by us.  Our ownership interest in Jonah is currently anticipated to remain at 80.64%.  Through September 30, 2008, we have reimbursed Enterprise Products Partners $303.9 million ($42.3 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At September 30, 2008, we had a payable to Enterprise Products Partners for costs incurred of $1.3 million.

In early 2008, Jonah began an expansion of the portion of its system serving the Pinedale field, which is expected to increase the combined system capacity of the Jonah and Pinedale fields from 2.35 Bcf per day to approximately 2.55 Bcf per day.  This project will include an additional 17,000 horsepower of compression at the Paradise and Bird Canyon stations in Sublette County, Wyoming and involve construction of approximately 52 miles of 30-inch and 24-inch diameter pipelines.  This expansion is expected to be completed in phases, with final completion expected in early 2009.  The total anticipated cost of this system expansion is expected to be approximately $125.0 million.  Our share of the costs of the construction is expected to be 80.64%, and Enterprise Products Partners’ share is expected to be 19.36%.  Enterprise Products Partners is managing this construction project.

During the nine months ended September 30, 2008, we received distributions from Jonah of $111.6 million.  During the nine months ended September 30, 2008, we invested $94.9 million in Jonah.

Summarized combined balance sheet information by reporting segment as of September 30, 2008, is presented below:

	September 30, 2008
	Current Assets	Noncurrent Assets	Current Liabilities	Long-term Debt	Noncurrent Liabilities	Equity
Downstream Segment	$16,394	$241,707	$21,806	$122,350	$1,748	$112,197
Upstream Segment	43,791	255,412	14,015	--	24	285,164
Midstream Segment	54,896	1,144,252	54,538	--	274	1,144,336

NOTE 9.  ACQUISITIONS

Cenac

On February 1, 2008, we, through our subsidiary, TEPPCO Marine Services, entered the marine transportation business for refined products, crude oil and condensate.  We acquired transportation assets and certain intangible assets that comprised the marine transportation business of Cenac Towing Co., Inc. (“Cenac Towing”), Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr., the sole owner of Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. (collectively, “Cenac”).  The aggregate value of total consideration we paid or issued to complete the Cenac acquisition was $444.7 million, which consisted of $258.1 million in cash and 4,854,899 newly issued TEPPCO Units.  Additionally, we assumed $63.2 million of Cenac’s long-term debt in this transaction.  On February 1, 2008, we repaid the $63.2 million of assumed debt in full with borrowings under TEPPCO’s term credit agreement (see Note 11).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The following table summarizes the components of total consideration paid or issued in this transaction.

Cash payment for Cenac acquisition	$256,593
Fair value of TEPPCO’s 4,854,899 Units	186,558
Other cash acquisition costs paid to third-parties	1,530
Total consideration	$444,681

We financed the cash portion of the consideration with borrowings under TEPPCO’s term credit agreement (see Note 11).  In accordance with purchase accounting, the value of TEPPCO’s Units issued in connection with the Cenac acquisition was based on the average closing price of such Units immediately prior to and on the day of February 1, 2008.  For the purpose of this calculation, the average closing price was $38.43 per TEPPCO Unit.

We acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  This business serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, and the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico.  This acquisition is a natural extension of our existing assets and complements two of our core franchise businesses:  the transportation and storage of refined products and the gathering, transportation and storage of crude oil.

The results of operations for the Cenac acquisition are included in our consolidated financial statements beginning at the date of acquisition, in a newly created business segment, Marine Services Segment.  Our fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac under a transitional operating agreement with TEPPCO Marine Services for a period of up to two years following the acquisition.  These operations will remain headquartered in Houma, Louisiana during such time.

The purchase agreement gives us the right to repurchase the approximately 4.9 million TEPPCO Units issued in the transaction in connection with proposed sales thereof by Cenac and specified related persons for 10 years.  If we or any of our affiliates sell any of the assets acquired from Cenac Towing prior to June 30, 2018 and recognize certain “built-in gains” for federal income tax purposes that are allocable to Cenac Towing, we have indemnification obligations under the purchase agreement to pay Cenac Towing an amount generally intended to compensate for the incremental level of double taxation imposed on Cenac Towing as a result of the sale.  The purchase agreement prohibits Cenac from competing with our marine services business for two years or from soliciting employees and service providers of TEPPCO Marine Services and its affiliates for four years.  The purchase agreement contains other customary representations, warranties, covenants and indemnification provisions.

This acquisition was accounted for using the purchase method of accounting and, accordingly, the cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary fair values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocation for this transaction during 2008.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The following table summarizes estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Property, plant and equipment	$360,146
Intangible assets	63,500
Other assets	2,726
Total assets acquired	426,372

Long-term debt	(63,157)
Total liabilities assumed	(63,157)
Total assets acquired less liabilities assumed	363,215
Total consideration given	444,681
Goodwill	$81,466

The $63.5 million preliminary fair value of acquired intangible assets represents customer relationships and non-compete agreements.  Customer relationship intangible assets represent the estimated economic value attributable to certain relationships acquired in connection with the Cenac acquisition whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us.  In this context, customer relationships arise from contractual arrangements (such as transportation contracts) and through means other than contracts, such as regular contact by sales or service representative.  The values assigned to these intangible assets are amortized to earnings on a straight-line basis over the expected period of economic benefit, which ranges from 2 to 20 years.

Of the $444.7 million in consideration we paid or issued to complete the Cenac acquisition, $81.5 million has been assigned to goodwill.  Management attributes the value of this goodwill to potential future benefits we expect to realize as a result of acquiring these assets.

Horizon

On February 29, 2008, we expanded our Marine Services Segment with the acquisition of marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately-held Houston-based company and an affiliate of Mr. Cenac for $80.8 million in cash.  We acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and certain related commercial and other agreements (or the associated economic benefits).  In April 2008, we paid $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and in June 2008, we paid $3.8 million upon delivery of the second tow boat.  The acquired vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers, and the Intracoastal Waterway.  We financed the acquisition with borrowings under TEPPCO’s term credit agreement.

The results of operations for the Horizon acquisition are included in our consolidated financial statements beginning at the date of acquisition, in our Marine Services Segment.  This acquisition was accounted for using the purchase method of accounting and, accordingly, the cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary fair values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocation for this transaction during 2008.  The following table summarizes estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Property, plant and equipment	$71,216
Intangible assets	6,500
Other assets	981
Total assets acquired	78,697

Total consideration given	87,525
Goodwill	$8,828

The $6.5 million preliminary fair value of acquired intangible assets represents customer relationships and non-compete agreements.  Customer relationship intangible assets represent the estimated economic value attributable to certain relationships acquired in connection with the Horizon acquisition whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us.  In this context, customer relationships arise from contractual arrangements (such as transportation contracts) and through means other than contracts, such as regular contact by sales or service representative.  The values assigned to these intangible assets are amortized to earnings on a straight-line basis over the expected period of economic benefit, which ranges from 2 to 9 years.

Of the $87.5 million in consideration we paid to complete the acquisition of the Horizon business, $8.8 million has been assigned to goodwill.  Management attributes the value of this goodwill to potential future benefits we expect to realize as a result of acquiring these assets and further expanding our Marine Services Segment.

Lubrication and Other Fuel Oil Assets

On August 1, 2008, we purchased lubrication and other fuel oil assets, located in Wyoming, from Quality Petroleum, Inc. for approximately $7.5 million.  The assets, included in our Upstream Segment, consist of operating inventory, buildings, land and various equipment and the assignment of certain distributor agreements.  We funded the purchase through borrowings under TEPPCO’s revolving credit facility, and we allocated the purchase price primarily to property, plant and equipment, goodwill, inventory and intangible assets.  We recorded $0.6 million of goodwill related to this acquisition.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 10.  INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The following table summarizes our intangible assets, including excess investments, being amortized at September 30, 2008:

	September 30, 2008
	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Downstream Segment:
Transportation agreements	$1,000	$(395)
Other	5,244	(652)
Subtotal	6,244	(1,047)
Upstream Segment:
Transportation agreements	888	(380)
Other	11,255	(3,492)
Subtotal	12,143	(3,872)
Midstream Segment:
Gathering agreements	239,649	(121,574)
Fractionation agreement	38,000	(19,950)
Other	306	(161)
Subtotal	277,955	(141,685)
Marine Services Segment:
Customer relationship intangibles	51,320	(2,260)
Other	18,680	(3,108)
Subtotal	70,000	(5,368)
Total intangible assets	366,342	(151,972)

Excess investments: (1)
Downstream Segment (2)	33,390	(25,012)
Upstream Segment (3)	26,908	(5,649)
Midstream Segment (4)	7,469	(193)
Subtotal	67,767	(30,854)

Total intangible assets, including excess investments	$434,109	$(182,826)
__________________________________________

(1)	Excess investments are included in “Equity Investments” in our consolidated balance sheet.
(2)	Relates to our investment in Centennial.
(3)	Relates to our investment in Seaway.
(4)	Relates to our investment in Jonah.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Goodwill

The following table presents the carrying amount of goodwill at September 30, 2008, by business segment:

September 30, 2008

Downstream Segment	$1,339
Upstream Segment	14,771
Marine Services Segment	90,294
Total goodwill	$106,404

NOTE 11.  DEBT OBLIGATIONS

The following table summarizes the principal amounts outstanding under all of TEPPCO’s debt instruments at September 30, 2008:

September 30,
2008

Long-term:
Senior debt obligations: (1)
Revolving Credit Facility, due December 2012	$324,717
7.625% Senior Notes, due February 2012	500,000
6.125% Senior Notes, due February 2013	200,000
5.90% Senior Notes, due April 2013	400,000
6.65% Senior Notes, due April 2018	350,000
7.55% Senior Notes, due April 2038	250,000
Total principal amount of long-term senior debt obligations	2,024,717

7.000% Junior Subordinated Notes, due June 2067 (1)	300,000
Total principal amount of long-term debt obligations	2,324,717
Adjustment to carrying value associated with hedges of fair value and unamortized discounts (2)	14,028
Total long-term debt obligations	2,338,745
Total Debt Instruments (2)	$2,338,745
_________________

(1)
TE Products, TCTM, TEPPCO Midstream and Val Verde (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, joint and several guarantees of TEPPCO’s senior notes, junior subordinated notes and revolving credit facility.

(2)
From time to time, TEPPCO enters into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 5).  Amount includes $5.4 million of unamortized discounts and $19.4 million related to fair value hedges.

Revolving Credit Facility

TEPPCO has in place an unsecured revolving credit facility (“Revolving Credit Facility”), which matures on December 12, 2012.  The Revolving Credit Facility allows TEPPCO to request unlimited one-year extensions of the maturity date, subject to lender approval and satisfaction of certain other conditions.  In July 2008, TEPPCO received confirmations from participating lenders making effective its exercise of the accordion feature under the facility, and increased the bank commitments thereunder from $700.0 million to $950.0 million.  The aggregate

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

outstanding principal amount of swing line loans or same day borrowings permitted under the Revolving Credit Facility is $40.0 million.  The interest rate is based, at TEPPCO’s option, on either the lender’s base rate, or LIBOR rate, plus a margin, in effect at the time of the borrowings.  The applicable margin with respect to LIBOR rate borrowings is based on TEPPCO’s senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).  The Revolving Credit Facility contains a term-out option in which TEPPCO may, on the maturity date, convert the principal balance of all revolving loans then outstanding into a non-revolving one-year term loan.  Upon the conversion of the revolving loans to term loans pursuant to the term-out option, the applicable LIBOR spread will increase by 0.125% per year, and if immediately prior to such borrowing the total outstanding revolver borrowings then outstanding exceeds 50% of the total lender commitments, the applicable LIBOR spread with respect to borrowings will increase by an additional 10 basis points.

During September 2008, Lehman Brothers Bank, FSB (“Lehman”), which had a 4.05% participation in TEPPCO’s Revolving Credit Facility, stopped funding its commitment following the bankruptcy filing of its parent.  Assuming that future fundings are not received for the Lehman percentage commitment, aggregate available capacity would be reduced by approximately $38.5 million.

The Revolving Credit Facility contains financial covenants that require TEPPCO to maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 5.00 to 1.00 (and, if after giving effect to a permitted acquisition the ratio exceeds 5.00 to 1.00, the threshold ratio will be increased to 5.50 to 1.00 for the fiscal quarter in which such acquisition occurs and the first full fiscal quarter following such acquisition).  Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability, and the ability of certain of its subsidiaries, to, among other things, incur certain additional indebtedness, make certain distributions, incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets.  The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the aggregate principal amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of TEPPCO’s Consolidated Total Capitalization (as defined therein).  In September 2008, TEPPCO used proceeds from its equity offering (see Note 12) to repay a portion of the then outstanding balance of the Revolving Credit Facility.  At September 30, 2008, $324.7 million was outstanding under the Revolving Credit Facility at a weighted average interest rate of 3.56%, and available borrowing capacity under the facility was approximately $600.0 million.  At September 30, 2008, TEPPCO was in compliance with the covenants of the Revolving Credit Facility.

Senior Notes

On January 27, 1998, TE Products issued $180.0 million principal amount of 6.45% Senior Notes due 2008 and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”).  Interest on the TE Products Senior Notes was payable semiannually in arrears on January 15 and July 15 of each year.  The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and were being accreted to their face value over the term of the notes.  The 6.45% TE Products Senior Notes due 2008 were redeemed at maturity on January 15, 2008.  The 7.51% TE Products Senior Notes due 2028, issued at par, became redeemable at any time after January 15, 2008, at the option of TE Products, in whole or in part, at varying fixed annual redemption prices.  In October 2007, TE Products repurchased $35.0 million principal amount of the 7.51% TE Products Senior Notes for $36.1 million and accrued interest.  On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption.  TEPPCO funded the retirement of both series of senior notes with borrowings under its term credit agreement.

On February 20, 2002 and January 30, 2003, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% Senior Notes”) and $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% Senior Notes”), respectively.  The 7.625% Senior Notes and the 6.125% Senior Notes were issued at

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

discounts of $2.2 million and $1.4 million, respectively, and are being accreted to their face value over the applicable term of the senior notes.  The senior notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points.

On March 27, 2008, TEPPCO issued (i) $250.0 million principal amount of 5.90% Senior Notes due 2013, (ii) $350.0 million principal amount of 6.65% Senior Notes due 2018, and (iii) $400.0 million principal amount of 7.55% Senior Notes due 2038.  The senior notes were issued at discounts of $0.2 million, $1.3 million and $2.2 million, respectively, and are being accreted to their face value over the applicable terms of the senior notes.  The senior notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 50 basis points.

The indentures governing TEPPCO’s senior notes contain covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.  At September 30, 2008, TEPPCO was in compliance with the covenants of its senior notes.

Junior Subordinated Notes

In May 2007, TEPPCO issued and sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“Junior Subordinated Notes”).  TEPPCO’s payment obligations under the Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).  The Subsidiary Guarantors have issued full, unconditional, and joint and several guarantees, on a junior subordinated basis, of payment of the principal of, premium, if any, and interest on the Junior Subordinated Notes.

The indenture governing the Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the Junior Subordinated Notes.  The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  The indenture also provides that during any period in which TEPPCO defers interest payments on the Junior Subordinated Notes, subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its equity securities; (ii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause its respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of TEPPCO’s or the Subsidiary Guarantors’ debt securities (including securities similar to the Junior Subordinated Notes) that contractually rank equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable; and (iii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Junior Subordinated Notes) that contractually ranks equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable.

The Junior Subordinated Notes bear interest at a fixed annual rate of 7.000% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007.  After June 1, 2017, the Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions.  Deferred interest will accumulate additional interest at the then-prevailing interest rate on the Junior Subordinated Notes.  The Junior Subordinated Notes mature

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

in June 2067.  The Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest.  The Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.  At September 30, 2008, TEPPCO was in compliance with the covenants of the Junior Subordinated Notes.

In connection with the issuance of the Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a replacement capital covenant in favor of holders of a designated series of senior long-term indebtedness (as provided in the underlying documents) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that TEPPCO would not redeem or repurchase or otherwise satisfy, discharge or defease any of the Junior Subordinated Notes on or before June 1, 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase, TEPPCO has or one of its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes.  The replacement capital covenant is not a term of the indenture or the Junior Subordinated Notes.

Term Credit Agreement

TEPPCO had in place a senior unsecured term credit agreement (“Term Credit Agreement”), with a borrowing capacity of $1.0 billion and a maturity date of December 19, 2008.  During the first quarter of 2008, TEPPCO borrowed $1.0 billion under the Term Credit Agreement to finance the retirement of TE Products’ senior notes and the Cenac and Horizon acquisitions and for other partnership purposes.  In March 2008, TEPPCO repaid the outstanding balance of the Term Credit Agreement with proceeds from the issuance of senior notes and other cash on hand and terminated the agreement.

Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations.  The following table shows the total debt of Centennial at September 30, 2008 (on a 100% basis) and the corresponding scheduled maturities of such debt.

Scheduled Maturities of Debt
2008	$2,550
2009	9,900
2010	9,100
2011	9,000
2012	8,900
After 2012	93,000
Total scheduled maturities of debt	$132,450

At September 30, 2008, Centennial’s debt obligations consisted of $132.5 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.  In January 2008, TEPPCO entered into an amended and restated guaranty agreement (“Amended Guaranty”) in which TEPPCO, TCTM, TEPPCO Midstream and TE Products (collectively, “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial (see Note 16).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 12.  MINORITY INTEREST

Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units.  The Parent Company owns a 2% general partner interest in TEPPCO and the associated incentive distribution rights of TEPPCO.  For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as minority interest.  Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively.  At September 30, 2008, TEPPCO had outstanding 104,524,501 Units.

Equity Offerings and Registration Statements

In September 2008, TEPPCO filed a universal shelf registration statement with the SEC that allows it to issue an unlimited amount of debt and equity securities and removed from registration securities remaining under its previous universal shelf registration statement.

On September 9, 2008, TEPPCO issued and sold in an underwritten public offering 9.2 million of its Units at a price to the public of $29.00 per Unit, including 1.2 million Units sold upon exercise of the underwriters’ over-allotment option granted in connection with the offering.  The proceeds from the offering, net of underwriting discount and offering expenses, totaled approximately $257.0 million.  Concurrently with this offering, TEPPCO sold 241,380 unregistered Units at the public offering price of $29.00 to the Employee Partnership, an affiliate of EPCO in which certain EPCO employees who perform services for us, including the executive officers named in the Executive Compensation section of TEPPCO’s recent Annual Report on Form 10-K, were issued Class B limited partner interests to incentivize them to enhance the long-term value of TEPPCO’s Units.  The net proceeds from the offering and the unregistered issuance to the Employee Partnership were used to reduce indebtedness under TEPPCO’s Revolving Credit Facility.  For additional information regarding the Employee Partnership and the equity-based compensatory awards issued therein, please see Note 3.

EPCO, Inc. TPP Employee Unit Purchase Plan

The EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”) provides for discounted purchases of TEPPCO Units by employees of EPCO and its affiliates.  A maximum of 1,000,000 of TEPPCO’s Units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan).  The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available TEPPCO Units under the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO.  As of September 30, 2008, 21,009 TEPPCO Units have been issued to employees under this plan.

Distribution Reinvestment Plan

TEPPCO’s distribution reinvestment plan (“DRIP”) provides for the issuance of up to 10,000,000 of TEPPCO’s Units.  TEPPCO Units purchased through the DRIP may be acquired at a discount rating from 0% to 5% (currently set at 5%), which will be set from time to time by TEPPCO.  As of September 30, 2008, 245,084 TEPPCO Units have been issued in connection with the DRIP.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 13.  MEMBER’S EQUITY (DEFICIT)

At September 30, 2008, member’s equity (deficit) consisted of our capital account and accumulated other comprehensive loss.

At September 30, 2008, we had a deficit balance of $100.7 million in our member’s equity account.  This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us.  The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us.  Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period.  In turn, cash distributions we make to our member during a period may exceed our net income for the period.  TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements).  Cash distributions by us to our member in excess of our net income during previous periods resulted in a deficit in the member’s equity account at September 30, 2008.  Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

Accumulated Other Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement.  As of September 30, 2008, the components of accumulated other comprehensive income (loss) reflected on our consolidated balance sheet were composed of crude oil hedges and treasury locks.  The majority of these crude oil hedges have forward positions that expire during 2008, with the remainder expiring during 2009.  While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income (loss) until they are recognized in net income in future periods upon the contract expiration.  The amounts related to settlements of treasury lock agreements are being amortized into earnings over the terms of the respective debt (see Note 5).

The accumulated balance of other comprehensive income (loss) is as follows:

Balance at December 31, 2007	$(42,557)
Changes in fair values of crude oil cash flow hedges	15,466
Settlement of treasury locks	(52,098)
Amortization of treasury lock proceeds into earnings	(80)
Changes in fair values of treasury locks	25,296
Ineffectiveness of treasury locks	42
Transfer portion of interest payment hedged under treasury locks
not occurring as forecasted to earnings	3,586
Balance at September 30, 2008	$(50,345)

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 14.  BUSINESS SEGMENTS

We have four reporting segments:

▪	Our Downstream Segment, which is engaged in the pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;
▪	Our Upstream Segment, which is engaged in the gathering, pipeline transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals;
▪	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and
▪
Our Marine Services Segment, which is engaged in the marine transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges.

Amounts indicated below as “Other” include the elimination of intersegment related party receivables and investment balances among our reporting segments and assets that we hold that have not been allocated to any of our reporting segments (including such items as corporate furniture and fixtures, vehicles, computer hardware and software, prepaid insurance and unamortized debt issuance costs on debt issued at the TEPPCO level).

	Downstream Segment	Upstream Segment	Midstream Segment	Marine Services Segment	Other	Consolidated
Segment assets	$1,289,196	$2,527,885	$1,516,569	$636,508	$15,476	$5,985,634
Investments in unconsolidated affiliates	64,888	196,173	921,219	--	9,097	1,191,377
Intangible assets	5,197	8,271	136,270	64,632	--	214,370
Goodwill	1,339	14,771	--	90,294	--	106,404

NOTE 15. RELATED PARTY TRANSACTIONS

The following table summarizes the related party balances at September 30, 2008:

September 30, 2008
Accounts receivable, related parties (1)	$6,410
Accounts payable, related parties (2)	38,940
________________________________________________

(1)
Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.

(2)
Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries, EPCO and certain of its affiliates and Cenac and affiliates, and transportation and other services provided by unconsolidated affiliates and advances from Seaway for operating expenses.

We are affiliated with EPCO and other companies controlled by Mr. Duncan, and our transactions and agreements with them are not necessarily on an arm’s length basis.  As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Relationship with EPCO and Affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

▪	EPCO and its consolidated private company subsidiaries;
▪	Enterprise GP Holdings, which owns and controls all our membership interests;
▪	Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
▪	Duncan Energy Partners, which is controlled by affiliates of EPCO;
▪	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah;
▪	Enterprise Offshore Port System, LLC, which is controlled by affiliates of EPCO and is one of our joint venture partners in Texas Offshore Port System; and
▪	the Employee Partnership (see Note 3).

Dan L. Duncan directly owns and controls EPCO and, through Dan Duncan LLC, owns and controls EPE Holdings, LLC, the general partner of Enterprise GP Holdings.  Enterprise GP Holdings owns all of our membership interests.  Our principal business activity is to act as the managing partner of TEPPCO.  Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its consolidated private company subsidiaries and affiliates depend on the cash distributions they receive from the Parent Company and other investments to fund their operations and to meet their debt obligations.  We paid cash distributions of $39.5 million during the nine months ended September 30, 2008.

The ownership interests in us and the limited partners interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO.  All of the membership interests in us and the limited partner interests in TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  If Enterprise GP Holdings were to default under its credit facility, its lender banks could own our Parent Company.

EPCO Administrative Services Agreement

We do not have any employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers.  We, TEPPCO, Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings and the respective general partners are parties to the ASA.    The ACG Committees of each general partner have approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us, including compensation of employees (i.e., salaries, medical benefits and retirement benefits) (see Note 1).  Since the vast majority of such expenses are charged to us on an actual basis (i.e., no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Jonah Joint Venture

Enterprise Products Partners (through an affiliate) is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields. Through September 30, 2008, we have reimbursed Enterprise Products Partners $303.9 million ($42.3 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At September 30, 2008, we had a payable to Enterprise Products Partners for costs incurred of $1.3 million (see Note 8).  At September 30, 2008, we had a receivable from Jonah of $4.6 million for operating expenses.  During the nine months ended September 30, 2008, we received distributions from Jonah of $111.6 million.  During the nine months ended September 30, 2008, Jonah paid distributions of $26.8 million to the affiliate of Enterprise Products Partners that is our joint venture partner.

TEPPCO has agreed to indemnify Enterprise Products Partners from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of our representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah-Pinedale system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah-Pinedale system prior to the effective date of the joint venture.  In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise Products Partners exceed $1.0 million, and the maximum potential amount of future payments under the indemnity is limited to $100.0 million.  However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million.  All indemnity payments are net of insurance recoveries that Enterprise Products Partners may receive from third-party insurers. TEPPCO carries insurance coverage that may offset any payments required under the indemnity.  TEPPCO does not expect that these indemnities will have a material adverse effect on its financial position, results of operations or cash flows.

Texas Offshore Port System Joint Venture

Enterprise Products Partners (through an affiliate) is one of our joint venture partners in Texas Offshore Port System (see Note 8).  Through September 30, 2008, we have a payable of $2.3 million for our contribution to our investment in Texas Offshore Port System, which will be paid in the fourth quarter of 2008.

Sale of Parent Company to Enterprise GP Holdings; Relationship with Energy Transfer Equity

On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO’s Units, were sold by DFIGP to Enterprise GP Holdings, a publicly traded partnership also controlled indirectly by Dan L. Duncan.   As of May 7, 2007, Enterprise GP Holdings owns and controls our 2% general partner interest in TEPPCO and has the right (through its 100% ownership in us) to receive the incentive distribution rights associated with our general partner interest in TEPPCO.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,950,130 of TEPPCO’s Units.

Concurrently with the acquisition of the Parent Company, Enterprise GP Holdings acquired non-controlling ownership interests, accounted for as equity method investments, in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and LE GP, LLC, the general partner of Energy Transfer Equity.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.  For additional information regarding our unconsolidated affiliates, see Note 8.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

        See “Jonah Joint Venture” and “Texas Offshore Port System Joint Venture” within this Note 15 for descriptions of ongoing transactions involving our Jonah and Texas Offshore Port System joint ventures with Enterprise Products Partners.

NOTE 16.  COMMITMENTS AND CONTINGENCIES

Litigation

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana.  The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants.  The former refinery is located near our Bossier City facility.  Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property.  The plaintiffs have pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property.  While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006  (“Proxy Statement”) and other transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan.  TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for TEPPCO Units (the “Issuance Proposal”), were unfair to TEPPCO’s unitholders and constituted a breach by the defendants of fiduciary duties owed to TEPPCO unitholders and that the Proxy Statement failed to provide TEPPCO unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.  The amended complaint further alleges that, since Mr. Duncan acquired control of us in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise Products Partners affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction), and the sale by TEPPCO to an Enterprise Products Partners’ affiliate of the Pioneer plant in March 2006.  As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by our Board of Directors.  The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination.  Any or all of this could materially affect our results of financial position.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position.  We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have  a material adverse effect on our business, financial position, results of operations and cash flows.  At September 30, 2008, we had an accrued liability of $7.1 million related to sites requiring environmental remediation activities.

In 1999, our Arcadia, Louisiana, facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of environmental contamination.  Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility.  This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility.  At September 30, 2008, we have an accrued liability of $0.6 million for remediation costs at our Arcadia facility.  We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position.

             We are in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty.  We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty.  We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position.

             The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

operations.  To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with the FERC.  In addition, pipelines may not confer any undue preference upon any shipper.  Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates.  The FERC can suspend those tariff rates for up to seven months.  It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful.  The FERC and interested parties can also challenge tariff rates that have become final and effective.  Because of the complexity of rate making, the lawfulness of any rate is never assured.  A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products.  Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods.  These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs.  Changes in the FERC’s approved methodology for approving rates could adversely affect us.  Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation and gas gathering services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer.  Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business.  Our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services or if the states in which we operate adopt policies imposing more onerous regulation on gathering.  Additional rules and legislation pertaining to these matters are considered and adopted from time to time at both state and federal levels.  We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations or revenues.

Contractual Obligations

In March 2008, TEPPCO issued $1.0 billion of senior notes due 2013, 2018 and 2038 (see Note 11).  Other than the issuance of these senior notes, there have been no significant changes in our schedule of maturities of long-term debt or other contractual obligations since the year ended December 31, 2007.

The following table summarizes TEPPCO’s maturities of long-term debt obligations at September 30, 2008:

	Payment or Settlement due by Period
	Total	2008	2009	2010	2011	2012	Thereafter

Maturities of long-term debt (1)	$2,324,717	$--	$--	$--	$--	$824,717	$1,500,000
Interest payments (2)	$2,692,176	$154,584	$151,173	$151,173	$132,110	$97,761	$2,005,375
__________________

(1)
TEPPCO has long-term payment obligations under its Revolving Credit Facility, its senior notes and its Junior Subordinated Notes.  Amounts shown in the table represent our scheduled future maturities of long-term debt principal for the periods indicated (see Note 11 for additional information regarding our consolidated debt obligations).

(2)
Includes interest payments due on TEPPCO’s senior notes and junior subordinated notes and interest payments and commitment fees due on its Revolving Credit Facility.  The interest amount calculated on the Revolving Credit Facility and the junior subordinated notes is based on the assumption that the amount outstanding and the interest rate charged both remain at their current levels.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Other

Guarantees

At September 30, 2008, Centennial’s debt obligations consisted of $132.5 million borrowed under a master shelf loan agreement.  In January 2008, TEPPCO entered into an Amended Guaranty agreement with Centennial’s lenders, under which the TEPPCO Guarantors are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial.  The Amended Guaranty also has a credit maintenance requirement whereby TEPPCO may be required to provide additional credit support in the form of a letter of credit or pay certain fees if either of its credit ratings from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. falls below investment grade levels as specified in the Amended Guaranty.  If Centennial defaults on its debt obligations, the estimated maximum potential amount of future payments for the TEPPCO Guarantors and Marathon is $66.2 million each at September 30, 2008.  At September 30, 2008, we have a liability of $9.1 million, which is based upon the expected present value of the amounts we would have to pay under the guarantee.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event.  There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each.  As a result of the catastrophic event guarantee, at September 30, 2008, TE Products has a liability of $3.9 million, which is based upon present value of amounts we would have to pay under the guarantee.  If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

One of our subsidiaries, TCO, has entered into master equipment lease agreements with finance companies for the use of various pieces of equipment.  Lease expense related to this equipment is approximately $5.2 million per year.  We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements.  Generally, events of default would trigger our performance under the guarantee.  The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments.  We carry insurance coverage that may offset any payments required under the guarantees.  We do not believe that any performance under the guarantee would have a material effect on our financial condition.

Motiva Project

In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion.  The project includes the construction of 20 storage tanks, five 5.4-mile product pipelines connecting the storage facility to Motiva’s refinery, 21,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines.  The storage and pipeline project is expected to be completed by January 1, 2010.  As a part of a separate but complementary initiative, we are constructing an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system.  These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system.  The total cost of the project is expected to be approximately $310.0 million, which includes $20.0 million for the 11-mile, 20-inch pipeline, $30.0 million of capitalized interest and $17.0 million of mutually agreed upon scope changes requested by Motiva.  Through September 30, 2008, we have spent approximately $89.8 million on this construction project.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

Texas Offshore Port System

We, through a subsidiary, own a one-third interest in the Texas Offshore Port System joint venture.  The aggregate cost of the TOPS and PACE projects is expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such expenditures occurring in 2009 and 2010.  TEPPCO has guaranteed up to approximately $700.0 million of the capital expenditure obligations of its subsidiary in the joint venture.  See Note 8 for further information.